Exhibit 99.1

June 24, 2004

CALIFORNIA STEEL INDUSTRIES, INC.

ANNOUNCES EXPIRATION AND RESULTS

OF EXCHANGE OFFER

FONTANA, CA – June 24, 2004 — California Steel Industries, Inc. (“California Steel” or “the Company”) announced today that it has accepted for exchange all of the unregistered notes tendered pursuant to its exchange offer to exchange its 6 1/8% Senior Notes due 2014 issued on March 22, 2004 which have not been registered under the Securities Act of 1933 ($150,000,000 aggregate principal amount outstanding) for 6 1/8% Senior Notes due 2014 (registered under the Securities Act of 1933).

As of the expiration of the exchange offer at 5:00 p.m., New York City time, on Wednesday, June 23, 2004, 100% of the holders of unregistered notes had tendered their notes for exchange.

Holders of unregistered notes shall receive registered notes (CUSIP No. 13077QAE3) pursuant to the terms of the exchange offer as described in the Company’s Offer to Exchange and Prospectus dated May 18, 2004, copies of which may be obtained from U.S. Bank, the exchange agent for the offer. Questions regarding the exchange offer may be directed to U.S. Bank, Corporate Trust Services, at (213) 615-6023.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The offer to exchange is being made solely by the Offer to Exchange and Prospectus dated May 18, 2004.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, galvanized coil and sheet and electric resistant weld pipe.

This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company’s reports filed with the Securities and Exchange Commission.